This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, accountant, lawyer or other professional advisor.

The Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

February 19, 2013

NOTICE OF EXTENSION AND VARIATION

by

to its

OFFER TO PURCHASE

all of the outstanding common shares of

AURIZON MINES LTD.

for consideration per Common Share of, at the election of each holder,

Cdn$4.65 in cash (the “Cash Alternative”) or

0.2801 of an Alamos Share (the “Share Alternative”),

subject, in each case, to pro-ration as set out in the Original Offer

Alamos Gold Inc. (“Alamos”) hereby gives notice that it is amending its offer dated January 14, 2013 (the “Original Offer”) to purchase, on and subject to the terms and conditions of the Original Offer, all of the issued and outstanding common shares (the “Common Shares”) of Aurizon Mines Ltd. (“Aurizon”), other than any Common Shares held directly or indirectly by Alamos and its affiliates, and including any Common Shares that may become issued and outstanding after the date hereof but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any Convertible Securities (as defined herein), in order to, among other things, extend the Original Offer until 5:00 p.m. (local time) on Tuesday, March 5, 2013. The Original Offer, as amended and extended hereby, is referred to herein as the “Offer”.

THE ORIGINAL OFFER HAS BEEN AMENDED AND EXTENDED, AND IS NOW OPEN FOR ACCEPTANCE

UNTIL 5:00 P.M. (LOCAL TIME) ON TUESDAY, MARCH 5, 2013 (THE “EXPIRY TIME”), UNLESS

FURTHER EXTENDED OR WITHDRAWN.

This Notice of Extension and Variation (this “Notice of Extension and Variation”) should be read in conjunction with the offer dated January 14, 2013 (the “Original Offer to Purchase”) and accompanying circular dated January 14, 2013 (the “Original Circular”, and, together with the Original Offer to Purchase, the “Original Offer and Circular”) in connection with the Original Offer. The Original Offer and Circular and this Notice of Extension and Variation together constitute the “Offer and Circular”. Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the “Offer” in the Original Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Extension and Variation mean the Original Offer as amended hereby, and all references in such documents to the “Circular” or the “Offer and Circular” mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

The Depositary and Information Agent for the Offer is: KINGSDALE SHAREHOLDER SERVICES INC.	The Dealer Manager for the Offer is: DUNDEE CAPITAL MARKETS

If you have any questions or need any assistance in depositing your Common Shares,

please contact Kingsdale Shareholder Services Inc. at:

Toll-Free (North America): 1-866-851-3214

Outside North America: 416-867-2272

E-mail: contactus@kingsdaleshareholder.com

Persons whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Registered Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on YELLOW paper) that accompanied the Original Offer and Circular, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Common Shares and all other required documents, with Kingsdale Shareholder Services Inc. (the “Depositary and Information Agent”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Shareholders may accept the Offer by (i) following the procedures for book-entry transfer of Common Shares set out in Section 3 of the Original Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) following the procedure for guaranteed delivery set out in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on GREEN paper) that accompanied the Original Offer and Circular, or a manually executed facsimile thereof. Shareholders who hold their Common Shares with a bank, broker or other financial intermediary did not receive a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such intermediary to tender their Common Shares.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

The cash payments to Shareholders will be denominated in Canadian dollars. However, Shareholders can also elect to receive payment of the cash to which they are entitled under the Offer in U.S. dollars by checking Box 2, Choice A of the Letter of Transmittal, in which case each such Shareholder will have acknowledged and agreed that the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary and Information Agent at its typical banking institution on the date the funds are converted. A Shareholder electing to receive payment of the cash to which it is entitled under the Offer made in U.S. dollars will have further acknowledged and agreed that any change to the currency exchange rates of the United States or Canada will be at the sole risk of such Shareholder.

Shareholders who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer.

Questions and requests for assistance may be directed to the Depositary and Information Agent, Kingsdale Shareholder Services Inc., who can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com; or Dundee Capital Markets (the “Dealer Manager”) and additional copies of this document, the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, upon request from the Depositary and Information Agent or the Dealer Manager at their respective offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators’ website at www.sedar.com. This website address is provided for informational purposes only and no information contained on, or accessible from, this website is incorporated by reference herein unless otherwise provided.

The information contained in this document speaks only as of the date of this document. Alamos does not undertake to update any such information except as required by applicable Law. Information in this Notice of Extension and Variation and the Original Offer and Circular related to Aurizon has been compiled from public sources.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Extension and Variation or the Original Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by Alamos, the Depositary and Information Agent or the Dealer Manager.

NOTICE TO SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Exchange Act, Regulation 14D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder. The offering of Alamos Shares pursuant to the Offer, however, is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions.

Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 20 of the Circular, “U.S. Federal Income Tax Considerations”.

The enforcement by Shareholders of civil liabilities under U.S. federal or state securities laws or applicable laws in other jurisdictions may be affected adversely by the fact that Alamos is governed by the laws of Canada, that some of its officers and directors are residents of jurisdictions other than the United States, that the Dealer Manager and some of the experts named in the Circular are Canadian residents and that all or a substantial portion of the assets of Alamos and such persons may be located outside the United States or such other jurisdictions. The enforcement by Shareholders of civil liabilities under the securities laws of the United States or applicable laws in other jurisdictions may also be affected adversely by the fact that some of Aurizon’s officers and directors are resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Aurizon and Aurizon’s officers and directors may be located outside the United States or such other jurisdictions. It may be difficult to compel Alamos or any of the aforementioned persons to subject itself to the judgment of a court in the United States or any such other jurisdiction.

THE ALAMOS SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Alamos has filed with the SEC a Registration Statement on Form F–10, as amended (the “Registration Statement”), a Tender Offer Statement on Schedule TO, as amended (the “Tender Offer Statement”), and other documents and information, has mailed the Original Offer and Circular to Shareholders and expects to mail this Notice of Extension and Variation to Shareholders. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND THE OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and Shareholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Alamos will be available free of charge from Alamos. You should direct requests for documents to the Vice-President, Legal of Alamos at Suite 2200, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone (416) 368-9932. To obtain timely delivery, such documents should be requested not later than February 26, 2013, five business days before the Expiry Date.

This document and the Original Offer and Circular do not generally address the income tax consequences of the Offer to Shareholders in any jurisdiction outside Canada or the United States. Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Common Shares may have tax consequences which may not be described herein. Accordingly, Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state in the United States or any other jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor is this document being mailed to, nor will deposits of Common Shares be accepted from or on behalf of, Shareholders in any state in the United States or any other jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such state or other jurisdiction. Alamos or its agents may, in its or their sole discretion, take such action as it or they may deem desirable to extend the Offer to Shareholders in any such state or other jurisdiction. Notwithstanding the foregoing, Alamos or its agents may elect not to complete such action in any given instance. Accordingly, Alamos cannot at this time assure Shareholders that otherwise valid tenders can or will be accepted from holders resident in all states in the United States and all other jurisdictions.

Unless otherwise indicated, all resource and reserve estimates included or incorporated by reference into the Offer and Circular have been prepared in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the CIM standards. These definitions differ from the definitions in SEC Industry Guide 7 (“SEC Industry Guide 7”) under the U.S. Securities Act and the U.S. Exchange Act. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101 and the CIM standards; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. See Section 24 of the Circular, “Risk Factors Related to the Offer — There are differences in U.S. and Canadian practices for reporting mineral reserves and resources”.

These standards differ significantly from the requirements of the SEC, and mineral reserve and mineral resource information contained or incorporated by reference herein may not be comparable to similar information disclosed by United States companies.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Common Shares and is not made for any options or any other rights to acquire Common Shares (collectively, “Convertible Securities”). Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer. See Section 1 of the Original Offer, “The Offer”. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received certificates representing the Common Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in the Offer and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential income tax consequences to them in connection with the decision to exercise or not exercise such securities.

REPORTING CURRENCY AND CURRENCY EXCHANGE RATE INFORMATION

Unless otherwise indicated, all references to “$”, “Cdn$” or “dollars” in the Offer and Circular are to Canadian dollars.

The following table sets forth the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for each period indicated, the average of the exchange rate for each period indicated and the exchange rate at the end of such period, based upon the noon buying rates provided by the Bank of Canada:

	Year Ended December 31
	2012	2011	2010
High	1.0418	1.0604	1.0778
Low	0.9710	0.9449	0.9946
Rate at end of period	0.9949	1.0170	0.9946
Average rate for period	0.9996	0.9891	1.0299

The Bank of Canada noon rate of exchange on February 19, 2013 for Canadian dollars was US$1.00 = Cdn$1.0118.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the Original Offer and Circular, including under Section 3 of the Circular, “Background to the Offer”; Section 4 of the Circular, “Reasons to Accept the Offer”; Section 5 of the Circular, “Purpose of the Offer and Alamos’ Plans for Aurizon”; Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”; and Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, in addition to certain statements contained elsewhere in the Offer and Circular or incorporated by reference into the Offer and Circular, are forward-looking statements, including within the meaning of the U.S. Exchange Act. All statements other than statements of historical fact included in the Offer and Circular or incorporated by reference herein, including, without limitation, statements regarding forecast gold production, gold grades, recoveries, waste-to-ore ratios, total cash costs, potential mineralization and reserves, exploration results, and future plans and objectives of Alamos, are forward-looking statements that involve various risks and uncertainties. These forward-looking statements include, but are not limited to, statements with respect to mining and processing of mined ore, achieving projected recovery rates, anticipated production rates and mine life, operating efficiencies, costs and expenditures, changes in mineral resources and conversion of mineral resources to proven and probable reserves, and other information that is based on forecasts of future operational or financial results, estimates of amounts not yet determinable and assumptions of management.

Exploration results that include geophysics, sampling, and drill results on wide spacings may not be indicative of the occurrence of a mineral deposit. Such results do not provide assurance that further work will establish sufficient grade, continuity, metallurgical characteristics and economic potential to be classed as a category of mineral resource. A mineral resource that is classified as “inferred” or “indicated” has a great amount of uncertainty as to its existence and economic and legal feasibility. It cannot be assumed that any or part of an “indicated mineral resource” or “inferred mineral resource” will ever be upgraded to a higher category of resource. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be “forward-looking statements”. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual events or results to differ from those reflected in the forward-looking statements.

There can be no assurance that forward-looking statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Alamos’ expectations include risks related to the Offer; fluctuations in the value of the consideration; integration issues; the effect of the Offer on the market price of Alamos Shares; the exercise of dissent rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction; the liquidity of the Common Shares; risks associated with Aurizon becoming a subsidiary of Alamos; differences in Shareholder interests; the reliability of the information regarding Aurizon; change of control provisions; risks associated with obtaining governmental and regulatory approvals; failure to maintain effective internal controls; the liquidity of the Alamos Shares on the NYSE; the effect of the Offer on non-Canadian Shareholders; and risks related to the on-going business of Alamos, including risks related to international operations; the actual results of current exploration activities; conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those risk factors described in Section 24 of the Circular, “Risk Factors Related to the Offer” and in the section entitled “Risk Factors” that is included in Alamos’ annual information form dated March 29, 2012 incorporated by reference into the Offer and Circular. Although Alamos has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

NOTICE REGARDING AURIZON INFORMATION

Except as otherwise indicated, the information concerning Aurizon contained in the Offer and Circular has been taken from or is based upon publicly available information filed with Canadian securities regulators and other public sources available as at February 18, 2013. Aurizon has not reviewed this document and has not confirmed the accuracy and completeness of the information in respect of Aurizon contained herein. Neither Alamos, nor any person acting jointly or in concert with Alamos, nor any of the directors or officers of Alamos or such persons, assumes any responsibility for the accuracy or completeness of such information or any failure by Aurizon to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Alamos or such persons. Except as otherwise indicated, Alamos has no means of verifying the accuracy or completeness of any of the information contained in this document that is derived from publicly available information regarding Aurizon or whether there has been any failure by Aurizon to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

NOTICE OF EXTENSION AND VARIATION

February 19, 2013

TO:    THE HOLDERS OF COMMON SHARES OF AURIZON MINES LTD.

This Notice of Extension and Variation amends and supplements the Original Offer and Circular, pursuant to which Alamos is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares of Aurizon, other than any Common Shares held directly or indirectly by Alamos and its affiliates, and including any Common Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise, exchange or conversion of any Convertible Securities, in order to, among other things, extend the expiry of the Offer from 5:00 p.m. (Toronto time) on February 19, 2013 to 5:00 p.m. (local time) on March 5, 2013, unless the Offer is further extended or withdrawn.

Except as otherwise set forth in this Notice of Extension and Variation, the terms and conditions set forth in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Original Offer and Circular continue to be applicable in all respects. This Notice of Extension and Variation should be read in conjunction with the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Original Offer and Circular.

Unless otherwise defined herein or amended hereby, defined terms used in this Notice of Extension and Variation have the same meaning as in the Original Offer and Circular. The term “Offer” means the Original Offer as expressly amended and supplemented by this Notice of Extension and Variation.

1.	Extension of the Offer

By notice to the Depositary and Information Agent given on February 18, 2013 and as set forth in this Notice of Extension and Variation, Alamos has extended the expiry of the Offer from 5:00 p.m. (Toronto time) on February 19, 2013 to 5:00 p.m. (local time) on March 5, 2013, unless the Offer is further extended or withdrawn. Accordingly, all references to “5:00 p.m. (Toronto time) on February 19, 2013” and “5:00 p.m. (Toronto time) on Tuesday, February 19, 2013” are amended to refer to “5:00 p.m. (local time) on March 5, 2013” and “5:00 p.m. (local time) on Tuesday, March 5, 2013”, respectively.

2.	Recent Developments

Since the date of the Original Offer and Circular there have occurred certain developments relating to the Offer which are summarized below.

On January 14, 2013, Aurizon issued a press release noting Alamos’ announcement of the Offer and announcing that Aurizon was in the process of reviewing and evaluating the Offer and expected that a special committee of the board of directors of Aurizon (the “Aurizon Board”) would be appointed.

On January 15, 2013, the Aurizon Board appointed a special committee with a mandate that included the review and evaluation of the Offer. The special committee met on January 15, 2013 to review the Offer and to discuss procedural matters.

On January 18, 2013, Aurizon issued a press release announcing that it had appointed Scotia Capital Inc. as financial advisor and DuMoulin Black LLP and Blake, Cassels & Graydon LLP as legal counsel to assist in responding to the Offer. Aurizon also announced that it had appointed the special committee, the special committee had appointed CIBC World Markets Inc. as its financial advisor and Blake, Cassels & Graydon LLP to provide advice to the special committee. Aurizon also appointed Paul, Weiss, Rifkind, Wharton & Garrison LLP as United States legal counsel in connection with the Offer.

On January 21, 2013, Alamos mailed to Shareholders the Original Offer and Circular and related documents with respect to the Offer.

On January 23, 2012, Aurizon issued a directors’ circular (the “Directors’ Circular”) in response to the Offer which recommended that Shareholders reject the Offer and not tender their Common Shares to the Offer. In response to the Offer, the Aurizon Board also adopted a shareholder rights plan (the “Shareholder Rights Plan”).

On January 24, 2013, Alamos issued a press release responding to the Directors’ Circular, noting that the Directors’ Circular provided no new information that would cause Alamos to modify the Offer and reiterated the benefits to Shareholders of accepting the Offer.

On January 29, 2013, Aurizon issued a press release announcing that the TSX determined to defer its consideration of the acceptance for filing of the Shareholder Rights Plan until the British Columbia Securities Commission (the “BCSC”) had the opportunity to consider whether it would initiate proceedings under securities laws with respect to the Shareholder Rights Plan.

On February 1, 2013, Alamos received an ARC from the Commissioner under the Competition Act in connection with the Offer.

On February 5, 2013, Alamos applied to the BCSC requesting that the BCSC promptly hold a hearing to consider cease trading the Shareholder Rights Plan and any rights issued thereunder.

On February 6, 2013, Alamos received early termination of the waiting period under the HSR Act with respect to the Offer.

On the evening of February 6, 2013, Alamos sent a letter to Aurizon in response to statements of Aurizon regarding the Offer. Among other things, Alamos requested access to the information Aurizon provided to other parties in connection with Aurizon’s publicly announced strategic alternative review process, indicating that Alamos may find information relating to Aurizon that supports paying a higher offer price. Aurizon has repeatedly refused to provide Alamos access to its data room for this purpose.

On February 8, 2013, Aurizon mailed meeting materials to Shareholders in connection with the special meeting of Shareholders scheduled for March 7, 2013 to ratify the Shareholder Rights Plan.

On February 12, 2013, Aurizon announced that the BCSC would hold a hearing on February 18, 2013 in response to Alamos’ application for an order to cease trade the Shareholder Rights Plan.

On February 13, 2013, the Alamos Shares commenced trading on the NYSE under the symbol “AGI”.

On February 18, 2013, Alamos and Aurizon consented to the making of an order by the BCSC to cease trade any securities issued, or to be issued, in connection with the Shareholder Rights Plan, effective at 5:00 p.m. (Vancouver time) on March 4, 2013, unless Aurizon waives the Shareholder Rights Plan before such time.

3.	Amendments to the Offer and Circular

In addition to the amendments to the Offer and Circular set out in Section 1 of this Notice of Extension and Variation, Alamos has amended and restated certain portions of the Offer and Circular as follows:

•	The second paragraph in italics on the top of the cover page of the Offer and Circular is hereby deleted in its entirety.

•	The section entitled “Summary Term Sheet” in the Offer and Circular is hereby amended to include the following paragraphs after the third paragraph on page IV of the Offer and Circular:

“If Alamos elects to provide a Subsequent Offering Period, Alamos will publicly announce the Subsequent Offering Period and, if required by applicable Law, Alamos will mail you a notice of the Subsequent Offering Period. Furthermore, in accordance with Rule 14d-11(d) under the U.S. Exchange Act, if it elects to provide a Subsequent Offering Period, Alamos will announce the results of the Offer, including the approximate number and percentage of Common Shares deposited to date, no later than 9:00 a.m. Eastern time on the next business day after the Expiry Time and will immediately begin the Subsequent Offering Period.

The factors that could affect Alamos’ decision as to whether it will elect to provide a Subsequent Offering Period include, without limitation, (i) the number of Common Shares that have been validly tendered to the Offer and not withdrawn prior to the Expiry Time (the “Tendered Shares”), (ii) whether Alamos can effect a Compulsory

Acquisition (as defined below) or Subsequent Acquisition Transaction (as defined below) after the Expiry Time and, in particular, whether the number of Tendered Shares, together with the Common Shares held by Alamos and its affiliates, represents not less than 90% or 66 2/3 % of the issued and outstanding Common Shares (calculated on a fully diluted basis), (iii) the conditions to the Offer being satisfied, and (iv) discussions with its financial and legal advisors regarding the feasibility of a Subsequent Offering Period, a Compulsory Acquisition and/or a Subsequent Acquisition Transaction. Alamos would commence the Subsequent Offering Period, if any, after the announcement of the results of the Offer in accordance with Rule 14d-11(d) under the U.S. Exchange Act.”

•

The section entitled “Summary” in the Offer and Circular is hereby amended to include the following paragraphs after the first paragraph under the heading “The Offer” on page i of the Offer and Circular:

“Shareholders may not elect to receive a mix of cash and Alamos Shares as consideration for their Common Shares. The maximum amount of cash payable by Alamos pursuant to the Offer shall not exceed $305,000,000 and the maximum number of Alamos Shares issuable by Alamos pursuant to the Offer shall not exceed 23,500,000. As described in more detail in Section 1 of the Offer, “The Offer”, the consideration payable under the Offer will be prorated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed these maximum aggregate amounts and will be based on the number of Common Shares acquired in proportion to the number of Common Shares to which the Offer relates. Therefore, due to pro-ration and the maximum amount of cash relative to the maximum amount of Alamos Shares available under the Offer on each Take-Up Date, if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, then the amount of cash that a Shareholder electing the Cash Alternative will receive will be pro-rated. Similarly, if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the number of Alamos Shares that a Shareholder electing the Share Alternative will receive will be pro-rated.

The only scenario where a Shareholder electing the Cash Alternative would not have its share of the cash component of the Offer consideration be pro-rated would be if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Cash Consideration. Similarly, the only scenario where a Shareholder electing the Share Alternative would not have its share of the Alamos Shares component of the Offer consideration be pro-rated would be if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Share Consideration.”

•	The first sentence of the paragraph entitled “Opportunity to Elect Consideration” on page iii of the Offer and Circular is hereby deleted in its entirety and replaced with the following:

“The Offer provides Shareholders with the opportunity to determine the consideration that they receive under the Offer, either the Cash Alternative or the Share Alternative, subject in each case to pro-ration as more fully described in Section 1 of the Offer, “The Offer”.”

•	The paragraph entitled “Opportunity to Elect Consideration” on page iii of the Offer and Circular is hereby amended to include the following sentences after the last sentence of the paragraph:

“However, due to pro-ration and the maximum amount of cash relative to the maximum amount of Alamos Shares available under the Offer on each Take-Up Date, if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, then the amount of cash that a Shareholder electing the Cash Alternative will receive will be pro-rated. Similarly, if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the number of Alamos Shares that a Shareholder electing the Share Alternative will receive will be pro-rated. The only scenario where a Shareholder electing the Cash Alternative would not have its share of the cash component of the Offer consideration be pro-rated would be if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Cash Consideration.

Similarly, the only scenario where a Shareholder electing the Share Alternative would not have its share of the Alamos Shares component of the Offer consideration be pro-rated would be if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Share Consideration.”

•

The section entitled “The Offer” in the Offer and Circular is hereby amended to include the following paragraphs after the first paragraph under the heading “1. The Offer” on page 1 of the Offer and Circular:

“The Offer is made only for Common Shares, and is not made for any other securities. Shareholders may not elect to receive a mix of cash and Alamos Shares as consideration for their Common Shares. The maximum amount of cash payable by Alamos pursuant to the Offer shall not exceed $305,000,000 and the maximum number of Alamos Shares issuable by Alamos pursuant to the Offer shall not exceed 23,500,000. The consideration payable under the Offer will be prorated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed these maximum aggregate amounts and will be based on the number of Common Shares acquired in proportion to the number of Common Shares to which the Offer relates. Therefore, due to pro-ration and the maximum amount of cash relative to the maximum amount of Alamos Shares available under the Offer on each Take-Up Date, if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, then the amount of cash that a Shareholder electing the Cash Alternative will receive will be pro-rated. Similarly, if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the number of Alamos Shares that a Shareholder electing the Share Alternative will receive will be pro-rated.

The only scenario where a Shareholder electing the Cash Alternative would not have its share of the cash component of the Offer consideration be pro-rated would be if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Cash Consideration. Similarly, the only scenario where a Shareholder electing the Share Alternative would not have its share of the Alamos Shares component of the Offer consideration be pro-rated would be if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Share Consideration.”

•	The section entitled “The Offer” in the Offer and Circular is hereby amended to include the following paragraphs after the first paragraph following paragraph (d) on page 2 of the Offer and Circular:

“However, due to pro-ration and the maximum amount of cash relative to the maximum amount of Alamos Shares available under the Offer on each Take-Up Date, if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, then the amount of cash that a Shareholder electing the Cash Alternative will receive will be pro-rated. Similarly, if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the number of Alamos Shares that a Shareholder electing the Share Alternative will receive will be pro-rated.

The only scenario where a Shareholder electing the Cash Alternative would not have its share of the cash component of the Offer consideration be pro-rated would be if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Cash Consideration. Similarly, the only scenario where a Shareholder electing the Share Alternative would not have its share of the Alamos Shares component of the Offer consideration be pro-rated would be if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Share Consideration.”

•

The section entitled “The Offer” in the Offer and Circular is hereby amended to include the following paragraphs after the first sentence in the second paragraph under the heading “2. Time for Acceptance” on page 3 of the Offer and Circular:

“If Alamos elects to provide a Subsequent Offering Period, Alamos will publicly announce the Subsequent Offering Period and, if required by applicable Law, Alamos will mail you a notice of the Subsequent Offering Period.

The factors that could affect Alamos’ decision as to whether it will elect to provide a Subsequent Offering Period include, without limitation, (i) the number of Tendered Shares, (ii) whether Alamos can effect a Compulsory Acquisition (as defined below) or Subsequent Acquisition Transaction (as defined below) after the Expiry Time and, in particular, whether the number of Tendered Shares, together with the Common Shares held by Alamos and its affiliates, represents not less than 90% or 66 2/3% of the issued and outstanding Common Shares (calculated on a fully diluted basis), (iii) the conditions to the Offer being satisfied, and (iv) discussions with its financial and legal advisors regarding the feasibility of a Subsequent Offering Period, a Compulsory Acquisition and/or a Subsequent Acquisition Transaction. Alamos would commence the Subsequent Offering Period, if any, after the announcement of the results of the Offer in accordance with Rule 14d-11(d) under the U.S. Exchange Act.”

•

The section entitled “The Offer” in the Offer and Circular is hereby amended by deleting the third sentence of the fifth paragraph on page 6 of the Offer and Circular in its entirety and replacing it with the following sentence:

“Alamos reserves the right to reject any and all deposits that it determines not to be in proper form.”

•

The Offer and Circular is hereby amended by deleting the term “entities” in its entirety and replacing it with “Entities” in (i) paragraphs (b) and (b)(ii) on page 8 of the Offer and Circular; (ii) paragraphs (b)(vi), (b)(vii), (b)(viii), (b)(ix), (b)(xi) and (b)(xiv) on page 9 of the Offer and Circular; (iii) paragraphs (e)(ii), (e)(iii), (g) and (i) on page 10 of the Offer and Circular; (iv) paragraphs (j), (k), (l) and (m) on page 11 of the Offer and Circular; (v) the first sentence under the heading “12. Other Terms of the Offer” on page 17 of the Offer and Circular; (vi) the second paragraph on page 18 of the Offer and Circular; (vii) the last paragraph on page 37 of the Offer and Circular; and (viii) the definition of “entities” on page 68 of the Offer and Circular.

•	The section entitled “Conditions of the Offer” in the Offer and Circular is hereby amended to include the following paragraph after the first paragraph on page 12 of the Offer and Circular:

“On January 23, 2012, Aurizon issued a directors’ circular (the “Directors’ Circular”) in response to the Offer which recommended that Shareholders reject the Offer and not tender their Common Shares to the Offer. In response to the Offer, the Aurizon Board also adopted a shareholder rights plan (the “Shareholder Rights Plan”). Alamos does not deem condition (b) above to have been triggered by Aurizon’s rejection of the Offer pursuant to the Director’s Circular or by Aurizon’s adoption of the Shareholder Rights Plan.”

•

The section entitled “The Offer” in the Offer and Circular is hereby amended by deleting the last sentence of the second paragraph under the heading “Take-up of and Payment for Deposited Common Shares” on page 13 of the Offer and Circular in its entirety.

•	The first sentence of the third paragraph on page 22 of the Offer and Circular is hereby deleted in its entirety and replaced with:

“Through a series of resolutions passed on November 1, 2012, November 15, 2012 and December 4, 2012, the board of directors of Alamos authorized management to acquire Common Shares on the TSX if such Common Shares were obtainable under normal market conditions.”

•	The first sentence of the paragraph entitled “Opportunity to Elect Consideration” on page 23 of the Offer and Circular is hereby deleted in its entirety and replaced with the following:

“The Offer provides Shareholders with the opportunity to determine the consideration that they receive under the Offer, either the Cash Alternative or the Share Alternative, subject in each case to pro-ration as more fully described in Section 1 of the Offer, “The Offer”.”

•	The paragraph entitled “Opportunity to Elect Consideration” on page 23 of the Offer and Circular is hereby amended to include the following sentences after the last sentence of the paragraph:

“However, due to pro-ration and the maximum amount of cash relative to the maximum amount of Alamos Shares available under the Offer on each Take-Up Date, if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, then the amount of cash that a Shareholder electing the Cash Alternative will receive will be pro-rated. Similarly, if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the number of Alamos Shares that a Shareholder electing the Share Alternative will receive will be pro-rated. The only scenario where a Shareholder electing the Cash Alternative would not have its share of the cash component of the Offer consideration be pro-rated would be if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Cash Consideration. Similarly, the only scenario where a Shareholder electing the Share Alternative would not have its share of the Alamos Shares component of the Offer consideration be pro-rated would be if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Share Consideration.”

•	The first paragraph under the heading “6. Share Purchase Agreements” on page 24 of the Offer and Circular is deleted in its entirety and replaced with the following:

“The following is a summary only of the material provisions of the Share Purchase Agreements (as defined herein) and is qualified in its entirety by reference to the Share Purchase Agreements, which will be filed with the Canadian securities regulatory authorities and the SEC and be publicly available under Aurizon’s profile on the SEDAR website at www.sedar.com and on the SEC’s website at www.sec.gov.”

•	The section entitled “The Circular” in the Offer and Circular is hereby amended by including the following paragraphs after the first paragraph on page 39 of the Offer and Circular:

“In connection with a Compulsory Acquisition, Alamos will:

(i)	with respect to Shareholders in the United States, (x) register any Alamos Shares to be issued in connection with a Compulsory Acquisition under Section 5 of the U.S. Securities Act pursuant to an amendment to the Registration Statement or (y) rely on the exemption from the registration requirements of Section 5 of the U.S. Securities Act provided by Rule 802 under the U.S. Securities Act (“Rule 802”); and

(ii)	with respect to Shareholders outside the United States, rely on the exemption from the registration requirements of Section 5 of the U.S. Securities Act provided by Regulation S under the U.S. Securities Act (“Regulation S”).

In connection with a Subsequent Acquisition Transaction, Alamos will:

(i)	with respect to Shareholders in the United States, (x) register any Alamos Shares to be issued in connection with a Subsequent Acquisition Transaction under Section 5 of the U.S. Securities Act pursuant to an amendment to the Registration Statement, (y) rely on the exemption from the registration requirements of Section 5 of the U.S. Securities Act provided by Rule 802, if available, or (z) rely on the exemption from the registration requirements of Section 5 of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act if it conducts a Subsequent Acquisition Transaction pursuant to a court-approved plan of arrangement under Section 288 of the BCBCA; and

(ii)	with respect to Shareholders outside the United States, rely on the exemption from the registration requirements of Section 5 of the U.S. Securities Act provided by Regulation S.”

•	The first sentence of the last paragraph on page 60 is hereby deleted in its entirety and replaced with the following:

“Alamos is offering to purchase Common Shares on the basis of, at the election of each Shareholder, $4.65 in cash for each Common Share or 0.2801 of an Alamos Share for each Common Share, in each case, subject to pro-ration. Shareholders may not elect to receive a mix of cash and Alamos Shares as consideration for their Common Shares. The maximum amount of cash payable by Alamos pursuant to the Offer shall not exceed $305,000,000 and the maximum number of Alamos Shares issuable by Alamos pursuant to the Offer shall not exceed 23,500,000. As described in more detail in Section 1 of the Offer, “The Offer”, the consideration payable under the Offer will be prorated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed these maximum aggregate amounts and will be based on the number of Common Shares acquired in proportion to the number of Common Shares to which the Offer relates. Therefore, due to pro-ration and the maximum amount of cash relative to the maximum amount of Alamos Shares available under the Offer on each Take-Up Date, if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, then the amount of cash that a Shareholder electing the Cash Alternative will receive will be pro-rated. Similarly, if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the number of Alamos Shares that a Shareholder electing the Share Alternative will receive will be pro-rated. The only scenario where a Shareholder electing the Cash Alternative would not have its share of the cash component of the Offer consideration be pro-rated would be if the aggregate cash consideration that would otherwise be payable by Alamos under the Cash Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Cash Consideration. Similarly, the only scenario where a Shareholder electing the Share Alternative would not have its share of the Alamos Shares component of the Offer consideration be pro-rated would be if the aggregate number of Alamos Shares that would otherwise be issuable by Alamos under the Share Alternative on a Take-Up Date does not exceed the Maximum Take-Up Date Share Consideration.”

•	The section of the Offer and Circular entitled “Glossary” is hereby amended by including the following definitions (in alphabetical order) on pages 70 and 71 of the Offer and Circular:

““Regulation S” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”;”

““Rule 802” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”;”

““Tendered Shares” has the meaning given to that term in “Summary Term Sheet”;”

4.	Time for Acceptance

The Offer is now open for acceptance until 5:00 p.m. (local time) on March 5, 2013, unless further extended or withdrawn. Shareholders who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer.

5.	Manner of Acceptance

Common Shares which have not already been deposited pursuant to the Offer may be deposited under the Offer in accordance with the provisions of Section 3 of the Original Offer, “Manner of Acceptance”.

6.	Take-up of and Payment for Deposited Common Shares

Upon the terms and subject to the conditions of the Offer (including the conditions specified in Section 4 of the Original Offer, “Conditions of the Offer”), Alamos will take up Common Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time but in no event later than 10 days after the Expiry Time and will pay for Common Shares taken up as soon as practicable thereafter, but in any event not later than three business days after taking up the deposited Common Shares. In accordance with applicable Law, Alamos will take up and pay for Common Shares deposited under the Offer in any Subsequent Offering Period within 10 days after such deposit. Alamos will be deemed to have taken up and accepted for payment Common Shares validly deposited and not properly withdrawn pursuant to the Offer if, as and when Alamos gives written notice, or other communication confirmed in writing, to the Depositary and Information Agent at its offices in Toronto, Ontario to that effect. See Section 6 of the Original Offer, “Take-Up and Payment for Deposited Common Shares”.

7.	Withdrawal of Deposited Common Shares

Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Common Shares have been taken up by Alamos under the Offer and in the other circumstances described in Section 8 of the Original Offer, “Withdrawal of Deposited Common Shares”. Except as otherwise stated or as otherwise required by applicable Laws, all deposits of Common Shares under the Offer are irrevocable.

8.	Consequential Amendments to the Original Offer and Circular

The Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery shall be read together with this Notice of Extension and Variation and are amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Extension and Variation.

Except as otherwise set forth in or amended by this Notice of Extension and Variation, the terms and conditions of the Offer and the information in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

9.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Aurizon with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

10.	Directors Approval

The contents of this Notice of Extension and Variation have been approved, and the sending of this Notice of Extension and Variation to the Shareholders has been authorized, by the board of directors of Alamos.

CERTIFICATE OF ALAMOS GOLD INC.

The foregoing, together with the Offer and Circular dated January 14, 2013, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: February 19, 2013

(Signed) JOHN A MCCLUSKEY President and Chief Executive Officer	(Signed) JAMES R. PORTER Chief Financial Officer

On behalf of the Board of Directors of Alamos Gold Inc.

(Signed) KENNETH STOWE Director	(Signed) PAUL MURPHY Director

C-1

THE DEALER MANAGER FOR THE OFFER IS:

DUNDEE CAPITAL MARKETS

In Canada: Dundee Securities Ltd. 1 Adelaide Street East Suite 2000 Toronto, Ontario M5C 2V9 Tel. 416-350-3388 Toll Free: 1-888-332-2661	In the United States: Dundee Securities Inc. 1 Adelaide Street East Suite 2000 Toronto, Ontario M5C 2V9 Tel: 416-350-3388 Toll Free: 1-888-332-2661

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

By Mail	By Registered Mail, Hand or by Courier

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272